Exhibit 23.3



January 18, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Re:  Alcoa Inc.


     We are aware that our reports dated April 7, July 7 and October 6, 1999, accompanying interim financial information of Alcoa Inc. and subsidiaries for the three-month, six-month and nine-month periods ended March 31, 1999 and 1998, June 30, 1999 and 1998 and September 30, 1999 and 1998, respectively, and included in Alcoa's Quarterly Reports on Form 10-Q for the quarters then ended, are incorporated by reference in the Prospectus forming part of Amendment No. 3 to the Registration Statement on Form S-3 (No. 333-79563) and the Registration Statement on Form S-3 (File No. 33-43443) of Reynolds Metals Company. Pursuant to Rule 436(c) under the Securities Act of 1933, these reports should not be considered a part of such Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

Very truly yours,

PRICEWATERHOUSECOOPERS LLP